Exhibit 10.5

Mr. Armando Anido

14500 High Meadow Way

North Potomac, MD 20878

June 26, 2006

Dear Armando:

In order to assist you with your relocation to the Malvern, PA area, Auxilium Pharmaceuticals, Inc. (the “Company”) hereby agrees to reimburse you for the expenses set out below within thirty (30) days of submission of written documentation and receipts evidencing such expenses.

1. Home Search:

•	Transportation, room charges, meals, and telephone expenses for you and your spouse will be reimbursed for up to two (2) trips not to exceed seven (7) days in total.

•	Cost of rental car.

2. Sale of Home:

The Company will reimburse the following expenses related to the sale of your current home:

•	Commission paid to licensed real estate broker, based on rate that is normal and customary;

•	Appraisal fee;

•	Advertising expense if no realtor’s fee is incurred;

•	Normal, customary or reasonable attorney’s fees directly related to the sale;

•	Federal documentary tax stamps;

•	Recording of discharge of mortgage;

•	Penalty for prepayment of mortgage;

•	Other conveyance expenses when it is the local custom for the seller to pay such costs to include:

•	State or local tax on the transfer of real estate,

•	Abstract, title or title insurance costs,

•	Tax search,

•	Survey expense,

•	Inspection fees,

•	Closing or transfer fee,

•	Escrow retainer fee.

Mr. Armando Anido

Other settlement expenses must have prior approval of the Vice President of Human Resources

3. Closing Cost Reimbursement for New Home:

•	If you purchase or contract to purchase a home in the Malvern, PA area within twelve (12) months following the effective date of your employment with the Company, the Company will reimburse the following expenses:

•	Attorney’s fees (limited to normal closing services);

•	Mortgage Originator’s fees (points) discount points and VA seller points up to a maximum of 1% total loan amount;

•	Mortgage tax;

•	Recording fees;

•	Mandated appraisal and inspection fees;

•	Bank or escrow service fees (not actual escrow funds);

•	Other closing costs which are normally charged to the buyer such as:

•	Property survey expense (if required by lender),

•	Tax on transfer or real estate,

•	Inspection fees,

•	Title report and title insurance,

Other settlement expenses must have prior approval of the Vice President of Human Resources

4. Temporary Living Assistance:

•	You will be provided relocation assistance for reasonable expenses including hotel room/executive housing charges, breakfast and dinner expenses, and incidental expenses of laundry and phone calls home for a period of sixty (60) days. This period may be extended an additional thirty (30) days by approval of the Chairman of the Board of Directors of the Company.

•	The Company will provide relocation assistance for your family’s hotel/executive housing, meals and incidental living expenses for a maximum of two (2) weeks in the new location while awaiting the arrival of household goods or availability of permanent housing.

•	Travel expenses may also be reimbursed for a reasonable number of trips to the old location for the purpose of closing your affairs and accompanying the family to the new location.

5. Movement of Household Goods

•	The Company will pay for the cost of transporting (including packing and unpacking) the household and personal effects and those of other household members.

•	The Company will pay for the shipment of one automobile.

•	Mileage reimbursement will be provided and will apply to car(s) driven to the new location.

Mr. Armando Anido

6. Incidental Expenses

The Company will make to you a one-time payment in the amount of $10,000 for incidental expenses no later than August 15, 2006. The amount will be included in the gross-up allowance described in paragraph 7 below.

7. Taxable Income Reimbursement:

Some of the reimbursements and allowances provided by the Company will be taxable income and must be included in the W-2 summary of earnings. To help offset this extra tax expense, a special gross-up allowance will be calculated to cover the estimated tax liability (federal, state, and local) resulting from the relocation assistance. This allowance will be paid so long as you remain in the employ of the Company for 26 weeks following the effective date of your employment. The payment is in the form of additional income and withholding on your W-2 (this is not income for any benefit plan calculations or pension plan benefits).

Please sign below to indicate your agreement with and acceptance of the terms of this agreement.

Sincerely,

AUXILIUM PHARMACEUTICALS, INC.

By:	/s/ James E. Fickenscher
Name:	James E. Fickenscher
Title:	Chief Financial Officer

AGREED AND ACCEPTED:

/s/ Armando Anido
Armando Anido